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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Halcón Resources Corporation (Name of Registrant As Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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HALCÓN RESOURCES CORPORATION
1000 Louisiana, Suite 6700
Houston, Texas 77002

NOTICE OF ACTION PURSUANT TO WRITTEN CONSENT
OF THE STOCKHOLDERS

                        , 2017

Dear Stockholder:

        We are furnishing the accompanying Information Statement to the stockholders of Halcón Resources Corporation (the "Company," "we," "us" or "our") in connection with a written consent in lieu of a special meeting dated as of July 11, 2017, executed by the holders of approximately 53.9% of our outstanding shares of common stock, par value $0.0001 per share ("common stock").

        On July 10, 2017, the Company and certain of its wholly-owned subsidiaries, Halcón Energy Properties, Inc., HRC Operating, LLC, HRC Energy, LLC, Halcón Williston I, LLC ("Williston I"), and Halcón Williston II, LLC ("Williston II"), entered into an agreement of sale and purchase (the "Purchase Agreement") with Bruin Williston Holdings, LLC ("Purchaser") to sell all of its operated oil and gas leases, oil and gas wells and associated assets located in the Williston Basin in North Dakota, as well as 100% of the membership interests in Williston I and Williston II, for a total purchase price of $1.4 billion in cash, subject to customary adjustments (such transaction, the "Williston Divestiture"). As discussed further below, the Williston Divestiture may be deemed to constitute a sale of "substantially all" of the Company's assets on a consolidated basis under Delaware law and for purposes of the Indenture (defined below).

        As more fully described in the accompanying Information Statement, holders of a majority of our outstanding common stock approved the Williston Divestiture by written consent, as permitted by the Delaware General Corporation Law, as amended (the "DGCL"), and our bylaws, as amended. The effective date of the Williston Divestiture is June 1, 2017, and we expect to close the Williston Divestiture in the third quarter of 2017, subject to (i) the satisfaction of the closing conditions contained in the Purchase Agreement and (ii) certain limited extensions of the outside date set forth in the Purchase Agreement, each as further described herein.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

        As the actions set forth in this Notice and the accompanying Information Statement have been duly authorized and approved by written consent of the holders of at least a majority of our issued and outstanding voting stock, your vote or consent is not requested or required to approve the actions. The accompanying Information Statement is provided solely for the purpose of informing our stockholders of the corporate actions taken in the manner required by Regulation 14C of the Securities Exchange Act of 1934, as amended, and Section 228 of the DGCL.

        You are urged to read the accompanying Information Statement in its entirety.

        The accompanying Information Statement is being mailed on or about            , 2017 to stockholders of record as of the close of business on July 24, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THIS INFORMATION STATEMENT

This Information Statement is available at http://investors.halconresources.com/information-statement.cfm.

By Order of the Board of Directors,
/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board, President and Chief Executive Officer

 HALCÓN RESOURCES CORPORATION

INFORMATION STATEMENT

                , 2017

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY

        We are furnishing this Information Statement to the stockholders of record of Halcón Resources Corporation (the "Company," "Halcón," "we," "us" or "our") in connection with a written consent in lieu of a special meeting, dated as of July 11, 2017, executed by the holders of approximately 53.9% of our outstanding shares of common stock.

        The written consent was effected in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), and our Fifth Amended and Restated Bylaws, as amended (the "bylaws"), which permit any action which may be taken at a meeting of our stockholders to be taken by written consent of our stockholders representing approval of the holders of a majority of our outstanding shares of common stock entitled to vote thereon.

        This Information Statement is being furnished to our stockholders in the manner required by Regulation 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations promulgated by the U.S. Securities and Exchange Commission ("SEC") and Section 228 of the DGCL, solely for the purpose of informing our stockholders of the action taken by written consent before it becomes effective.

        This Information Statement will be mailed on or about                , 2017 to stockholders of record as of the close of business on July 24, 2017, which we refer to as the record date. On that date, there were 150,077,781 shares of our common stock and no shares of preferred stock issued and outstanding. Pursuant to Rule 14c-2 of the Exchange Act, the actions will become effective on or after                , 2017, which is 20 calendar days following the date we first mail this Information Statement to our stockholders.

        On July 10, 2017, the board of directors unanimously approved resolutions authorizing the Williston Divestiture and related actions incident thereto.

        Holders of a majority of our outstanding common stock authorized and approved the Williston Divestiture and related actions by written consent in lieu of a special meeting on July 11, 2017.

        This Information Statement contains a summary of the material aspects of the actions relating to the Williston Divestiture that were approved by the board of directors and holders of a majority of our outstanding common stock.

ABOUT THIS INFORMATION STATEMENT

What is the purpose of this Information Statement?

        This Information Statement is being furnished to you pursuant to the requirements of the Exchange Act and the DGCL to notify you of corporate actions taken by holders of a majority of our outstanding common stock pursuant to a written consent. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect these actions as early as possible to accomplish the purposes described below, the board of directors elected to seek the written consent of our stockholders in lieu of a special meeting. We are making this Information Statement available to you on or about                , 2017. The Company is not soliciting your proxy or consent and you are not being asked to take any action in connection with this Information Statement.

Who is entitled to notice?

        Each holder of record of outstanding shares of our voting stock as of the close of business on July 24, 2017, the record date, is entitled to notice of the actions taken pursuant to the written consent. As of the record date, we had 150,077,781 shares of common stock and no shares of preferred stock outstanding.

Why did the Company seek stockholder approval?

        On July 10, 2017, the board of directors authorized and approved the Williston Divestiture. On that same date, the Company and certain of its wholly-owned subsidiaries, Halcón Energy Properties, Inc. ("HEPI"), HRC Operating, LLC ("HRC Operating"), HRC Energy, LLC ("HRC Energy"), Halcón Williston I, LLC ("Williston I"), and Halcón Williston II, LLC ("Williston II"; together with the Company, HEPI, HRC Operating, HRC Energy, and Williston I, the "Sellers"), entered into an agreement of sale and purchase (the "Purchase Agreement") with Bruin Williston Holdings, LLC ("Purchaser"; together with the Sellers, the "Parties") to sell all of its operated oil and gas leases, oil and gas wells and associated assets located in the Williston Basin in North Dakota, as well as 100% of the membership interests in Williston I and Williston II (collectively, the "Williston Assets"), for a total purchase price of $1.4 billion in cash, subject to customary adjustments (such transaction, the "Williston Divestiture"). For additional information on the terms of the Purchase Agreement, see "The Transaction."

        We are a Delaware corporation subject to the DGCL. Under Section 271 of the DGCL, a Delaware corporation may not sell all or substantially all of its assets without the approval of a majority of the outstanding stock of the Company entitled to vote thereon. The Williston Divestiture may be deemed to constitute a sale of "substantially all" of the consolidated assets of the Company for purposes of Section 271 of the DGCL, and therefore the Company elected to obtain stockholder approval of the Williston Divestiture by written consent of the majority stockholders of the Company.

What actions were approved by the written consent of holders of a majority of our outstanding common stock?

        Pursuant to the written consent, the holders of a majority of our outstanding common stock:

  •
  consented to, approved and ratified the form, terms and provisions of the Purchase Agreement, with such changes, modifications, waivers and other alterations thereto that do not, individually or in the aggregate, materially diminish the consideration to be received by the Company thereunder;

  •
  consented to and ratified the execution, delivery and performance of the Purchase Agreement;

  •
  consented to the Williston Divestiture;

  •
  instructed that at any time prior to the effectiveness of the closing of the Williston Divestiture, the Company may elect to terminate the Purchase Agreement and abandon the Williston Divestiture without further action by the stockholders of the Company;

  •
  authorized the appropriate officers of the Company to record the Williston Divestiture upon the Company's books and to take or cause to be taken in the name of the Company all such other and further actions, to make all payments, including without limitation, for any post-closing or other adjustments to the purchase price that are contemplated by the Purchase Agreement or to cure any title, environmental or other defects under the Purchase Agreement, in all cases either before or after the closing of the Williston Divestiture, and to execute, acknowledge and deliver any and all certificates, opinions, documents or other instruments in such form and under corporate seal as required, as in the judgment of such officers may be necessary, proper or convenient in order to carry out the purposes of the foregoing written consent of the stockholders;

  •
  authorized and directed the appropriate officers of the Company (1) to prepare this Information Statement with respect to the matters approved by the stockholders pursuant to the written consent, (2) to file the Information Statement with the SEC, (3) to amend the Information Statement in response to SEC comments (if any), and (4) to print and distribute by mail the definitive Information Statement to the stockholders of record of the Company; and

  •
  ratified, confirmed and approved all actions taken by the Company and any appropriate officer of the Company relating to the foregoing.

What vote was required to approve the actions?

        Pursuant to Section 228 of the DGCL and Section 2.7 of our bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. As of the close of business on July 11, 2017, there were 150,101,051 shares of our common stock issued and outstanding, each share of which entitles the holder thereof to one vote on each matter submitted to our stockholders, and the stockholders holding approximately 53.9% of our issued and outstanding shares of common stock approved the written consent. Because the requisite stockholder approval for the Williston Divestiture has been received, all corporate approvals by or on behalf of the Company required for the matters referred to herein have been obtained and no further votes will be needed.

Do I have appraisal rights?

        No. None of the DGCL, our Amended and Restated Certificate of Incorporation, as amended (the "certificate of incorporation") or our bylaws provides holders of our common stock with dissenters' or appraisal rights in connection with the actions described in this Information Statement.

Is the Williston Divestiture subject to the satisfaction of any conditions?

        Yes. Before the Williston Divestiture can be consummated, certain closing conditions must be satisfied or waived. These conditions are described in "The Transaction—Conditions to Closing of the Williston Divestiture and Termination Rights" in this Information Statement. If these conditions are not satisfied or waived, then the Williston Divestiture will not be consummated even though it has been approved by the stockholders.

When do you expect the Williston Divestiture to be consummated?

        The effective date of the Williston Divestiture is June 1, 2017, and we expect to close the Williston Divestiture in the third quarter of 2017, subject to (i) the satisfaction of the closing conditions contained in the Purchase Agreement and (ii) certain limited extensions of the outside date set forth in the Purchase Agreement, each as further described herein. Please see "The Transaction—Conditions to Closing of the Williston Divestiture and Termination Rights."

Will any proceeds of the Williston Divestiture be distributed to me as a stockholder?

        No. Assuming the Williston Divestiture is consummated in accordance with the terms of the Purchase Agreement, the Company intends to use a portion of the net proceeds to pay down a portion of our outstanding indebtedness, as described further elsewhere in this Information Statement, with the balance of the net proceeds to be used for general corporate purposes, including funding potential acquisitions and planned drilling expenditures. Please see "The Transaction—Use of Proceeds."

What should I do now?

        No action by you is required.

Who can help answer my questions?

        If you have questions about the Williston Divestiture or would like additional copies, without charge, of this Information Statement, then you should contact us as follows:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana, Suite 6700
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

THE TRANSACTION

Summary

        The following is a summary of information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement and the Purchase Agreement attached as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on July 11, 2017, and incorporated herein by this reference. We urge you to read this Information Statement and the Purchase Agreement in its entirety for a more complete description of its terms and conditions. Please see "Where You Can Find More Information" for information on how to obtain a copy of the Purchase Agreement.

The Parties Involved in the Williston Divestiture

        The parties involved in the Williston Divestiture are the Company, HEPI, HRC Operating, HRC Energy, Williston I, Williston II, and Purchaser. See "Information About the Parties" for additional information.

Purchase Price

        Under the Purchase Agreement for the Williston Divestiture, Purchaser will pay to Sellers for the Williston Assets $1.4 billion in cash (the "Purchase Price"), subject to adjustments for (i) proration of expenses, capital expenditures and revenues as of the effective time, (ii) title and environmental defects, and (iii) other Purchase Price adjustments customary in oil and gas purchase and sale agreements. Pursuant to the terms of the Purchase Agreement, Purchaser paid into escrow a deposit totaling $140.0 million (the "Deposit") on July 11, 2017, which amount will be applied to the Purchase Price if the transaction closes.

Use of Proceeds

        There can be no assurance that the Company will consummate the Williston Divestiture on the terms or timing described herein or at all. Assuming the Williston Divestiture closes in accordance with the terms of the Purchase Agreement, the Company intends to use the net proceeds from the Williston Divestiture to fund the redemption of all of its outstanding 12% senior secured second lien notes due 2022, to fund an offer to repurchase a portion of the Notes (defined below) as provided in the Consent Solicitation (defined below), discussed below, to repay a portion of the amounts outstanding under the Company's revolving credit facility and for general corporate purposes, including funding potential acquisitions and planned drilling expenditures.

Vote Required

        Since the Williston Divestiture may be deemed to constitute a sale of "substantially all" of the assets of the Company, the Company elected to obtain stockholder approval of the Williston Divestiture under Section 271 of the DGCL, which requires the approval of the holders of a majority of the outstanding shares of common stock of the Company. On July 11, 2017, Franklin Advisers, Inc., various funds managed by Ares Management LLC, Tyrus Capital S.A.M., various funds managed by BlackRock Advisors, LLC and BlackRock Financial Management, Inc., Indianapolis High Yield Group of J.P. Morgan Investment Management Inc., Brigade Energy Opportunities Fund LP, Brigade Energy Opportunities Fund II LP, Brigade Leveraged Capital Structures Fund Ltd., various members of the Company's management and the board of directors, which combined own approximately 53.9% of the outstanding shares of common stock of the Company, approved the Williston Divestiture by written consent. See "—Stockholder Approval" for additional information.

Conditions to Closing of the Williston Divestiture and Termination Rights

        The Sellers and Purchaser each make representations and warranties in the Purchase Agreement that are customary for a transaction of this type. The Purchase Agreement also includes customary covenants relating to the operation of the Williston Assets and other matters, including among others, covenants related to transferred employees and restrictions on the Sellers' ability to solicit competing proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding a competing proposal. The Parties have agreed to indemnify one another for breaches of their respective representations, warranties and covenants, as well as certain retained obligations related to the Williston Assets (in the case of the Sellers) and certain assumed obligations related to the Williston Assets (in the case of Purchaser). Indemnities for breaches of representations and warranties, and any Purchase Price adjustments attributable to title or environmental defects, are subject to certain threshold limitations.

        The completion of the divestiture of the Williston Assets is subject to customary closing conditions, including among others, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) that the sum of all amounts attributable to title defects, environmental defects and casualty losses plus the value of assets excluded from the transaction on account of title defects, environmental defects, certain unobtained consents and preferential purchase rights to the Purchase Price does not exceed 15% of the Purchase Price, i.e. $210.0 million. The Purchase Agreement also includes closing conditions relating to the Company's obtaining the Stockholders' Consent (defined below) and the Noteholders' Consent (defined below), as well as the Company's having mailed this Information Statement to its stockholders at least 20 calendar days prior to the closing date.

        The Purchase Agreement contains customary termination rights, including among others the termination rights described below. Either Party may terminate the Purchase Agreement if certain closing conditions have not been satisfied, or the transaction has not closed on or before October 31, 2017, subject to certain exceptions, and limited extensions in the event (i) certain disputed environmental or title matters have been referred to a third party expert for resolution, that would otherwise result in the sum of all amounts attributable to title defects, environmental defects and casualty losses plus the value of assets excluded from the transaction on account of title defects, environmental defects, certain unobtained consents and preferential purchase right equaling or exceeding an amount equal to 15% of the Purchase Price, or (ii) either Party is exercising certain cure rights.

        In addition, subject to the terms and conditions specified in the Purchase Agreement, the Sellers may terminate the Purchase Agreement prior to August 11, 2017 if the Sellers receive an unsolicited offer from a third party that constitutes a "superior proposal" to the transaction contemplated by the

Purchase Agreement and if the Sellers elect to enter into such third party's "superior proposal agreement" (as defined in the Purchase Agreement). If the Sellers exercise this "fiduciary out" to terminate the Purchase Agreement in favor of a "superior proposal," we will be required to pay to Purchaser a termination fee, as liquidated damages, of an amount equal to three percent of the unadjusted Purchase Price under the Purchase Agreement, i.e. $42 million.

        Either Party could have terminated the Purchase Agreement if the Sellers failed to obtain a written consent duly executed by the holders of a majority of the total outstanding shares of the Company's common stock authorizing and approving the transactions contemplated by the Purchase Agreement (the "Stockholders' Consent") prior to July 24, 2017. On July 11, 2017, the Company obtained the Stockholders' Consent with the approval of the holders of approximately 53.9% of its common stock to satisfy this closing condition.

        The Sellers, and in certain circumstances, either Party, also could have terminated the Purchase Agreement if the Sellers failed to obtain the requisite support (the "Noteholder Consent") in order to effectuate the Proposed Amendments (defined below) to that certain Indenture (the "Indenture") among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee, relating to the Company's 6.75% Senior Unsecured Notes due 2025 (the "Notes") within the time periods contemplated by the Purchase Agreement. On July 12, 2017, the Company commenced the Consent Solicitation (defined below) and, based on the receipt of the requisite number of consents in the Consent Solicitation, on July 24, 2017, the Company, the guarantors and the Trustee executed a supplemental indenture to the Indenture (the "Supplemental Indenture") with respect to the Proposed Amendments. The Supplemental Indenture became valid and binding upon execution, and the Proposed Amendments became effective following satisfaction of all of the conditions set forth in the consent solicitation statement related to the Consent Solicitation, including payment of the related consent fee, which the Company paid on July 25, 2017, thereby satisfying the closing condition relating to the Consent Solicitation. Please see "—Consent Solicitation" for additional information.

        Purchaser may terminate the Purchase Agreement if, on or before the 15th business day after the date of the Purchase Agreement, certain of the Sellers have not entered into agreed-upon hedging transactions, and such Sellers have not used commercially reasonable efforts to do so in accordance with terms of the Purchase Agreement, after written notice from Purchaser of such breach and a reasonable opportunity for Sellers to cure.

        If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the Williston Divestiture may not be completed. The Deposit is refundable only in specified circumstances if the transaction is not consummated.

        If the Sellers terminate the Purchase Agreement because Purchaser failed to make true and correct representations and warranties, perform and comply with covenants, or make closing deliveries required under the Purchase Agreement, then the Sellers will be entitled to the Deposit as liquidated damages, as the Sellers' sole and exclusive remedy. If the Sellers fail to make true and correct representations and warranties, perform and comply with all covenants, or make closing deliveries required under the Purchase Agreement (unless the Sellers (a) enter into a "superior proposal agreement"; (b) fail to obtain the Stockholders' Consent; (c) fail to obtain the Noteholder Consent; or (d) fail to use commercially reasonable efforts to attempt, on Purchaser's behalf, to enter into agreed-upon hedging transactions), then Purchaser is entitled to (i) seek specific performance of the terms of the Purchase Agreement by the Sellers, or (ii) terminate the Purchase Agreement, receive a return of the Deposit and seek damages from the Sellers up to the amount of the Deposit.

        If the Sellers terminate the Purchase Agreement to enter into a third party's "superior proposal agreement" (as defined in the Purchase Agreement) or if either Party terminates the Purchase Agreement because both (a) the Sellers failed to terminate the Purchase Agreement by July 24, 2017, in accordance with their rights under the Purchase Agreement, and (b) the Sellers failed to obtain the

Noteholder Consent, then (in either case) Purchaser is entitled to the Deposit and the Sellers will pay Purchaser an amount equal to three percent of the unadjusted Purchase Price, i.e. $42 million as liquidated damages. If (i) either Party terminates the Purchase Agreement because, on or prior to July 24, 2017, the Sellers failed to obtain the Stockholders' Consent or (ii) the Sellers terminate the Purchase Agreement because the Sellers failed to obtain the Noteholder Consent by July 24, 2017, then Purchaser is entitled to the Deposit and the Sellers will pay Purchaser, as Purchaser's sole and exclusive remedy, an expense reimbursement amount equal to the sum of the reasonably documented expenses incurred by Purchaser or its Affiliates in connection with (x) the negotiation, execution and performance of the Purchase Agreement and the transactions contemplated thereby, including expenses incurred in connection with title and environmental due diligence and (y) obtaining Purchaser's debt financing, subject to a cap of $5 million. If either the Sellers or Purchaser terminates the Purchase Agreement pursuant to its terms for any reason other than those described above, then Purchaser is entitled to the Deposit as its sole and exclusive remedy.

        There can be no assurance that the Company will consummate the Williston Divestiture on the terms or timing described herein or at all. Assuming the Williston Divestiture closes in accordance with the terms of the Purchase Agreement, the Company intends to use the net proceeds from the Williston Divestiture to fund, contemporaneously with such closing, the redemption of all of its outstanding 12% senior secured second lien notes due 2022, to fund an offer to repurchase a portion of the Notes as provided in the Consent Solicitation, discussed below, to repay amounts outstanding under the Company's revolving credit facility and for general corporate purposes, including funding potential acquisitions and planned drilling expenditures.

Reasons for the Williston Divestiture

        At the time of approval, after (i) having decided to pursue a divestiture of the Williston Assets, (ii) reviewing all material information reasonably available to it, including consideration of potential alternative courses of action, and (iii) consultation with the Company's management and its financial and legal advisors, the board of directors determined that the Williston Divestiture is advisable and fair to, and in the best interests of, the Company and its stockholders. The board of directors made this determination and approved the Williston Divestiture based on its consideration of a number of factors, the material ones of which included (not necessarily in order of relative importance):

  •
  Its views on the potential value of the Williston Assets based on several different metrics, including from a net asset value perspective, and that the Williston Divestiture represents an attractive valuation of the Williston Assets;

  •
  The Company's extensive discussions with investment bankers and capital advisors regarding strategic alternatives, potential divestitures and merger and/or sale opportunities since emerging from restructuring in September 2016;

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  Its comparison of potential values, benefits, risks and uncertainties of the Williston Divestiture to other potential courses of action, including continuing to retain and operate the Williston Assets;

  •
  That the Company will continue to operate, acquire and produce its oil and natural gas properties in the Southern Delaware Basin and other areas following the completion of the Williston Divestiture and the Company's stockholders, therefore, will continue to retain the ability to participate in the Company's potential growth and future prospects;

  •
  The belief that the Williston Divestiture will benefit the Company and enhance stockholder value with respect to the remaining assets of the Company by, among other things: (i) placing focus on the Company's existing assets and potential additional opportunities in the Southern Delaware Basin and other areas; and (ii) creating a stronger balance sheet through debt reduction, by using the net proceeds from the Williston Divestiture to fund the redemption of all of its outstanding 12% senior secured second lien notes due 2022, to fund an offer to repurchase a portion of the Notes as provided in the Consent Solicitation, and to repay a portion of the amounts outstanding under the Company's revolving credit facility;

  •
  The terms and conditions of the Purchase Agreement, including the Purchase Price, the Deposit and the likelihood that the transactions contemplated by the Purchase Agreement will be consummated in a timely manner;

  •
  That although the board of directors believes the Williston Divestiture will serve to enhance stockholder value, the Purchase Agreement provides that the Sellers under specified circumstances may terminate the Purchase Agreement to enter into a "superior proposal agreement" with a third party with respect to the Williston Assets upon payment to Purchaser of an amount equal to three percent of the unadjusted Purchase Price as liquidated damages, i.e. $42 million and Purchaser will be entitled to the Deposit; and

  •
  Its consideration of the financial analysis presented by representatives of RBC Capital Markets LLC, doing business as RBC Richardson Barr ("RBCCM"), as well as the opinion of RBCCM, dated July 10, 2017, to the board of directors, that based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth therein, the aggregate Purchase Price to be received by the Sellers, was fair, from a financial point of view, to the Company.

        The foregoing discussion of factors considered by the board of directors is not intended to be exhaustive, but is believed to include material factors considered in approving the Williston Divestiture, although individual members of the board of directors may have given different weights to different factors. Based on the totality of the information presented, the board of directors collectively reached the unanimous decision to approve and declare advisable the Williston Divestiture in light of the factors described above and other factors that the members of the board of directors felt were appropriate.

No-Going Private Transaction; On-Going Business of the Company

        The Williston Divestiture is not part of a going-private transaction for the Company. Following the completion of the Williston Divestiture, the Company will continue to be subject to the periodic reporting requirements of the Exchange Act. The Company will continue to operate, acquire and produce its oil and natural gas properties in the Southern Delaware Basin and other areas following the completion of the Williston Divestiture. Please see "Business After the Williston Divestiture" for additional information.

Stockholder Approval

        We are a Delaware corporation subject to the DGCL. Under Section 271 of the DGCL, a Delaware corporation may not sell all or substantially all of its assets without the approval of a majority of the outstanding stock of the Company entitled to vote thereon. The Williston Divestiture may be deemed to constitute a sale of "substantially all" of the consolidated assets of the Company for purposes of Section 271 of the DGCL, and therefore the Company elected to obtain stockholder approval of the Williston Divestiture by written consent of the majority stockholders of the Company.

        Pursuant to Section 228 of the DGCL and Section 2.7 of our bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        As of the date of the written consent, the Company had 150,101,051 shares of its common stock issued and outstanding and entitled to vote. On that date, stockholders owning an aggregate of approximately 81,035,672 shares of our common stock, which represented approximately 53.9% of our total outstanding common stock, executed and delivered the written consent:

Stockholder (or representative thereof)	Number of Shares	Percent of Outstanding Consenting
Franklin Advisers, Inc. (as investment manager on behalf of certain stockholders)	32,916,148	21.929%
Various funds managed by Ares Management LLC	20,741,822	13.819%
Tyrus Capital S.A.M.	11,295,290	7.525%
Various funds managed by BlackRock Advisors, LLC	3,830,000	2.552%
Various funds managed by BlackRock Financial Management, Inc.	1,270,000	0.846%
Indianapolis High Yield Group of J.P. Morgan Investment Management, Inc.	2,711,678	1.807%
Brigade Energy Opportunities Fund LP	2,170,000	1.446%
Brigade Energy Opportunities Fund II LP	925,000	0.616%
Brigade Leveraged Capital Structures Fund Ltd.	1,680,000	1.119%
Floyd C. Wilson	1,418,706	0.945%
Sylvia K. Barnes	43,157	0.029%
William J. Campbell	43,249	0.029%
James W. Christmas	73,296	0.049%
Michael L. Clark	43,249	0.029%
Thomas R. Fuller	51,948	0.035%
Darryl L. Schall	33,384	0.022%
Ronald D. Scott	43,249	0.029%
Eric G. Takaha	43,249	0.029%
Mark J. Mize	346,497	0.231%
Steve W. Herod	350,574	0.234%
David S. Elkouri	328,494	0.219%
Jon C. Wright	260,524	0.174%
Quentin R. Hicks	218,428	0.146%
Leah R. Kasparek	52,736	0.035%
Tina S. Obut	58,665	0.039%
Joseph S. Rinando III	86,329	0.058%

Total	81,035,672	53.9%

        Because the requisite stockholder approval for the Williston Divestiture has been received, all corporate approvals by or on behalf of the Company required for the matters referred to herein have been obtained and no further votes will be needed. We are not seeking a consent, authorization or proxy from you regarding the Williston Divestiture.

Consent Solicitation

        On July 10, 2017, the Company entered into a Support Agreement (the "Support Agreement") with certain holders of the Notes (collectively, the "Supporting Noteholders") pursuant to which the Supporting Noteholders severally agreed to cause valid consents to be given to the Proposed Amendments to the Indenture in the Consent Solicitation. The Supporting Noteholders and their respective affiliates, including certain private funds and accounts they manage, hold, in the aggregate, approximately 56% of the principal amount of the outstanding Notes.

        On July 12, 2017, we formally launched a consent solicitation (the "Consent Solicitation") related to the Notes whereby we solicited consents from the holders of the Notes to Proposed Amendments to the Indenture that will, among other things, exempt the Williston Divestiture, upon consummation, from certain provisions of the Indenture triggered upon a sale of "all or substantially all of the assets" of the Company if made pursuant to a definitive contract entered into within one year of the effective date of amendment (the "Proposed Amendments"). In the event such a disposition is consummated, the sale will require the Company to make a cash offer to purchase from all holders up to 50% of the principal balance of any Notes outstanding on a prorated basis at 103.0% of principal plus accrued and unpaid interest. Consenting noteholders will receive a consent fee of 2.0% of principal upon delivery of valid consents pursuant to the Consent Solicitation.

        Based on the receipt of the requisite number of consents in the Consent Solicitation, on July 24, 2017, the Company, the guarantors and the Trustee executed the Supplemental Indenture with respect to the Proposed Amendments. The Supplemental Indenture became valid and binding upon execution, and the Proposed Amendments became effective following satisfaction of all of the conditions set forth in the consent solicitation statement related to the Consent Solicitation, including payment of the related consent fee, which the Company paid on July 25, 2017, thereby satisfying the closing condition relating to the Consent Solicitation.

Tax Treatment

        We expect the Williston Divestiture to result in the recognition of gain by the Company. However, it is not expected that the taxes resulting from the recognition of such gain will be material.

REGULATORY APPROVALS

        The Parties may be subject to certain requirements under the HSR Act in connection with the Williston Divestiture. Accordingly, any applicable waiting period under the HSR Act shall have expired or terminated as a condition to closing the Williston Divestiture. The Parties filed a notification and report form with the U.S. Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice on July 24, 2017. On                , 2017, the FTC granted early termination of the waiting period under the HSR Act, satisfying the closing condition described above.

BACKGROUND OF THE TRANSACTION

        As part of its overall strategy, the Company's management has maintained a regular, ongoing dialogue with investment bankers, institutional investors, private equity firms and potential joint venture partners to discuss and assess general industry conditions, the Company's near term and long-term strategy, capital market conditions and divestiture, and acquisition or merger and/or sale opportunities for the benefit of the Company's stockholders. The Company's management regularly discusses these matters with the board of directors, including the substance of such meetings, their perspectives on current market conditions and trends in various aspects of the oil and gas business and recent transactions and prices being paid for reserves, production, acreage and operated oil and gas assets and companies as a whole. In addition, the Company's management has consistently provided to, and discussed with, the board of directors, its views on the potential value of the Company and its assets based on several different metrics, including from a net asset value perspective.

        More recently, since the Company emerged from its restructuring in September 2016, management has engaged in discussions with investment bankers and capital advisors to discuss capital markets opportunities, strategic alternatives, potential acquisitions, potential divestitures and merger and/or sale opportunities. The board of directors is actively apprised of such matters and has discussed and considered with management various potential transactions and alternatives.

        In this regard, special meetings of the board of directors were held on May 18, 2017 and June 9, 2017 during which, among various other strategic considerations, evaluations and discussions, Mr. Wilson reported to the board of directors that the Company had received interest from unsolicited parties in purchasing its operated assets in the Williston Basin. In connection with the receipt of these unsolicited indications of interest, which are described further below, the Company engaged RBCCM as its financial advisor to assist the board of directors and management in connection with a potential transaction pursuant to which the Company would sell all of its Williston Assets. The Company also engaged J.P. Morgan Securities, LLC and Intrepid Partners, LLC, to provide financial advisory services in connection with the Consent Solicitation.

        On May 8, 2017, the Company's Executive Vice President and Chief Legal Officer received a telephone call from a newly formed company ("Company B") seeking to target large, operated assets with heavier PDP components in the range of $1 to $2 billion and sought to introduce its organization and team to the Company. Following the telephone call, on the same date, correspondence was exchanged between the parties and a meeting was arranged to occur on May 10, 2017. Topics discussed at this meeting included an introduction of Company B and its efforts in seeking to acquire and operate oil and gas assets within the contiguous lower 48 states with an emphasis on the Rockies and Mid-Continent. Company B also discussed its desire to provide the Company with a preliminary and non-binding offer on the Williston Assets. Following the meeting, the parties exchanged correspondence, and Company B indicated that it would perform a preliminary evaluation based on publicly available information of the Williston Assets and would seek to present a preliminary and non-binding offer to the Company thereafter.

        On June 6, 2017, the Company's Executive Vice President, Corporate Development received correspondence from the Chief Executive Officer of Bruin E&P Operating, LLC ("Bruin") expressing an interest in making a preliminary and non-binding offer on the Williston Assets.

        On June 13, 2017, the Company received a formal indication of interest from Company B to purchase all of its operated oil and gas wells, leasehold interests, mineral interests, facilities, equipment, real property, all other associated rights and applicable equity interests of the Company's subsidiaries containing properties and assets in the Williston Basin in North Dakota as outlined in the Company's public disclosures and other publicly available information.

        On June 15, 2017, following a telephone conversation, the Company's Executive Vice President, Corporate Development engaged in correspondence with Bruin's Chief Executive Officer as well as its financial partner, ArcLight Capital Partners, LLC ("ArcLight"), during which they held a preliminary informal discussion of the Williston Assets and Bruin's interest in making a preliminary and non-binding offer.

        On June 15, 2017, the Company and Bruin entered into a Confidential Information Agreement pursuant to which the Company agreed to provide confidential and proprietary information to Bruin and its representatives in connection with a possible business transaction regarding the Williston Assets. Also on June 15, 2017, the Company and Company B entered into a Confidential Information Agreement pursuant to which the Company agreed to provide confidential and proprietary information to Company B in connection with a possible business transaction regarding the Williston Assets. In addition, on that same day, Company B submitted its revised offer to the Company to acquire the Williston Assets.

        Bruin submitted a preliminary and non-binding offer to the Company to purchase the Williston Assets on June 27, 2017.

        Over the course of the last few weeks of June and first week of July, representatives of the Company, with the advice and assistance of its financial advisor, RBCCM, engaged in separate discussions and negotiations with representatives of each of Bruin and Company B relating to the potential Williston Divestiture, including through the provision to Bruin and Company B of due diligence information regarding the Williston Assets. Also during this time, the Company provided each party with a draft purchase agreement providing for the potential Williston Divestiture and representatives of the parties engaged in various negotiations in connection therewith.

        A special meeting of the board of directors was convened on July 6, 2017 to discuss the two unsolicited bids and certain terms and provisions being negotiated by the respective parties in connection with a purchase agreement. At this meeting, the board of directors discussed with management various considerations and potential implications of a sale of the Williston Assets, including the future prospects of the Williston Assets, the current market environment and the potential use of proceeds in the event the Company were to sell the Williston Assets. The board of directors also discussed, among other things, the advantages and disadvantages of approaching other parties about a potential sale of the Williston Assets and the key terms of the draft purchase agreement, including that the Company was insisting on having some period of time following any execution of definitive documents during which the board of directors could determine to terminate the purchase agreement in favor of an unsolicited "superior proposal" should one materialize. In addition, a discussion ensued regarding consents that the Company would be required to solicit and obtain from a majority of the Company's unsecured noteholders, a majority of the Company's stockholders and the Company's revolving credit lenders in order to complete a sale of such assets.

        From July 6, 2017 through July 10, 2017, as directed by the board of directors, representatives of the Company continued to negotiate the draft purchase agreement with representatives of each of Bruin and Company B.

        On July 10, 2017, the board of directors convened for a special meeting, at which management informed the board of directors that after extensive negotiations, Company B was unable to provide an offer that was superior to Bruin's final purchase price offer. Following an update and discussion about the status of the negotiations and terms of the proposed purchase agreement, representatives of RBCCM discussed with the board of directors its financial analysis with respect to the valuation of the Williston Assets. Following such discussion, representatives of RBCCM delivered RBCCM's oral opinion, which was subsequently confirmed in writing, that the Purchase Price to be received by the Sellers, in the aggregate, was fair, from a financial point of view, to the Company. The Company's management provided a comprehensive report on the material terms negotiated in the draft purchase agreement addressing the structure, representations and warranties, conditions to closing, as well as a discussion of the non-solicitation and "fiduciary out" provisions, including the fact that Bruin had agreed to provisions that would allow the Company, under customary circumstances, to engage in negotiations with an unsolicited third-party bidder and to terminate the purchase agreement to accept a "superior proposal" for the Williston Assets if such termination were to occur prior to August 11, 2017. Having given due and proper consideration to all matters and things that it believed necessary or appropriate and all material information reasonably available to it to evaluate and reach an informed conclusion as to the fairness and reasonableness of the Purchase Agreement and the Williston Divestiture and the potential thereof to maximize stockholder value, the board of directors unanimously approved the Purchase Agreement in substantially the form outlined and discussed during deliberation of the board of directors. The board of directors authorized and directed the Company to enter into and deliver the Purchase Agreement and recommended that the Purchase Agreement and the Williston Divestiture be submitted to the Company's stockholders for approval by written consent.

        On July 10, 2017, the Sellers and Purchaser entered into the Purchase Agreement, and on July 11, 2017, the Company issued a press release announcing the entry into the Purchase Agreement and filed a Current Report on Form 8-K with the SEC disclosing, among other things, the execution of the Purchase Agreement.

        On July 11, 2017, Franklin Advisers, Inc., various funds managed by Ares Management LLC, Tyrus Capital S.A.M., various funds managed by BlackRock Advisors, LLC and BlackRock Financial Management, Inc., Indianapolis High Yield Group of J.P. Morgan Investment Management Inc., Brigade Energy Opportunities Fund LP, Brigade Energy Opportunities Fund II LP, Brigade Leveraged Capital Structures Fund Ltd., various members of the Company's management and the board of directors, which combined own approximately 53.9% of the outstanding shares of common stock of the Company, executed a written consent of stockholders in accordance with Section 228 of the DGCL approving the Williston Divestiture and the Purchase Agreement. The actions by written consent are sufficient to approve the Williston Divestiture and the Purchase Agreement without any further action or vote of the other stockholders of the Company.

REPORTS, OPINIONS AND APPRAISALS

        On July 10, 2017, RBCCM rendered its written opinion to the Company's board of directors that, as of that date and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Purchase Price to be received by the Sellers, in the aggregate, was fair, from a financial point of view, to the Company. The full text of RBCCM's written opinion dated July 10, 2017 is attached to this Information Statement as Annex A and constitutes part of this Information Statement. RBCCM's opinion was approved for issuance by RBCCM's Fairness Opinion Committee. This summary of RBCCM's opinion is qualified in its entirety by reference to the full text of the opinion. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBCCM in rendering its opinion.

        RBCCM's opinion was provided for the benefit, information and assistance of the board of directors (in its capacity as such) in connection with its evaluation of the Williston Divestiture. RBCCM's opinion did not address the merits of the underlying business decision of the Company to engage in the Williston Divestiture or the relative merits of the Williston Divestiture compared to any alternative business strategy or transaction in which the Company might engage. RBCCM's opinion and the analyses performed by RBCCM in connection with its opinion, as reviewed by the board of directors, were only two of many factors taken into consideration by the board of directors in connection with its evaluation of the Williston Divestiture. RBCCM's opinion did not constitute a recommendation to the board of directors as to how the board of directors should vote or act with respect to the Williston Divestiture.

        The RBCCM opinion addressed solely the fairness, from a financial point of view, to the Company, of the Purchase Price to be received by the Sellers, in the aggregate and as of July 10, 2017. The RBCCM opinion did not in any way address other terms or arrangements of the Williston Divestiture or the Purchase Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Purchase Agreement.

        In rendering its opinion, RBCCM assumed and relied upon the accuracy and completeness of all the information that was publicly available to it and all of the financial, legal, tax, operating and other information provided to or discussed with RBCCM by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and RBCCM did not assume responsibility for independently verifying and did not independently verify such information. RBCCM assumed, at the direction of the Company, that the Reserve Reports (defined below) and other information and data relating to the Williston Assets utilized in RBCCM's analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the oil and gas reserves and future financial condition and prospects of the Williston Assets and the other matters covered thereby and that the crude oil and natural gas commodity pricing and discounting of reserve categories discussed with management of the Company were an appropriate basis upon which to evaluate the Williston Assets. RBCCM expressed no opinion as to such Reserve Reports and other information and data or the assumptions upon which they were based. RBCCM relied upon the assessments of management of the Company as to future oil and natural gas drilling and production, market and cyclical trends and prospects relating to the oil and natural gas industry, regulatory matters with respect thereto and the potential impact thereof on the Williston Assets, and RBCCM assumed, at the direction of the Company, that there will be no developments with respect to any of the foregoing that would be meaningful to RBCCM's analyses or opinion. RBCCM assumed, with the Company's consent, that all projections and forecasts provided to it by the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company of the future financial performance of the Williston Assets. RBCCM expressed no opinion as to such projections and forecasts or the assumptions upon which they were based. RBCCM also assumed, at the direction of the Company, that any adjustments to the Purchase Price would not be meaningful in any respect to its analyses or opinion.

        In rendering its opinion, RBCCM did not assume any responsibility to perform, and did not perform, an independent appraisal of any of the assets or liabilities of the Company (including those of the Sellers), and RBCCM was not furnished with any such valuations or appraisals, other than the Reserve Reports. RBCCM is not an expert in the evaluation of oil and gas reserves, drilling or production levels and it expressed no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing), of any oil or gas reserves comprising any portion of the Williston Assets or otherwise. RBCCM also expressed no view as to future crude oil, natural gas and related commodity prices utilized in its analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on RBCCM's analyses or opinion. RBCCM did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities comprising any portion of the Williston Assets. RBCCM did not investigate, and made no assumption regarding, any litigation or other claims affecting the Company or any of the Williston Assets.

        RBCCM assumed, in all respects material to its analysis, that all regulatory and other third-party consents would be obtained, all representations and warranties would be true and correct in accordance with the Purchase Agreement, and all other conditions to the consummation of the Williston Divestiture would be satisfied without waiver thereof. RBCCM further assumed that the executed version of the Purchase Agreement would not differ, in any respect material to its opinion, from the Latest Draft Agreement (defined below).

        RBCCM's opinion speaks only as of the date thereof, was based on the conditions as they existed and information which RBCCM was supplied as of the date thereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. RBCCM did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date thereof and does not have an obligation to update, revise or reaffirm its opinion.

        For the purposes of rendering its opinion, RBCCM undertook such review, inquiries and analyses as RBCCM deemed necessary or appropriate under the circumstances, including the following:

  •
  reviewed the financial terms of a draft Purchase Agreement dated July 9, 2017 (the "Latest Draft Agreement");

  •
  reviewed and analyzed certain relevant historical operating data relating to the Williston Assets made available to RBCCM from the internal records of the Company;

  •
  reviewed and analyzed internal projections of the Williston Assets prepared by management of the Company;

  •
  reviewed selected financial metrics of publicly traded companies deemed comparable to the Williston Assets, as well as the financial metrics implied by the Purchase Price;

  •
  reviewed the financial metrics of selected precedent transactions, as well as the financial metrics implied by the Purchase Price;

  •
  conducted discussions with members of management of the Company with respect to the business prospects and financial outlook of the Williston Assets;

  •
  reviewed certain oil and gas reserve information regarding Proved Reserves (defined below) and unproved oil and gas reserves, prepared by management of the Company with respect to the Williston Assets (the "Reserve Reports"), and other information and data relating to the Williston Assets prepared by management of the Company and certain crude oil and natural gas commodity pricing discussed with management of the Company; and

  •
  reviewed such other financial and other information as it deemed appropriate.

        Set forth below is a summary of the material financial analyses performed by RBCCM in connection with the rendering of its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by RBCCM. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by RBCCM, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

        For purposes of its analyses, RBCCM reviewed a number of financial and operating metrics, including:

  •
  Enterprise Value, calculated as the value as of a specified date of the relevant company's outstanding equity securities (which, in the case of a transaction, is based on the implied price paid for the relevant company's outstanding equity securities), taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company, plus the amount of net debt (the amount of its outstanding indebtedness less the amount of cash and cash equivalents), less equity investments and investments in unconsolidated affiliates on its balance sheet, plus non-convertible preferred stock and non-controlling interests;

  •
  Earnings before interest, taxes, depreciation and amortization, or EBITDA;

  •
  Production, average daily equivalent production of oil, NGLs and natural gas, calculated by converting natural gas to boe (oil equivalent barrels) at a ratio of six Mcf (calculated as one thousand cubic feet) of natural gas to one Bbl (a standard barrel containing 42 U.S. gallons) of oil;

  •
  Proved Reserves, the estimated quantities of oil, NGLs and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions, which, for clarity, includes Proved Developed Reserves and Proved Undeveloped Reserves (as described below);

  •
  Proved Developed Reserves, Proved Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods including both currently producing ("Proved Developed Producing") and not producing ("Proved Developed Non-Producing");

  •
  Proved Undeveloped Reserves, Proved Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion; undrilled locations can be classified as having Proved Undeveloped Reserves only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five years, unless specific circumstances justify a longer time;

  •
  Proved Undeveloped Reserves (T), a sub-category of Proved Undeveloped Reserves which do not meet the five-year development standard for proved reserves; and

  •
  Probable Reserves and Possible Reserves are those additional unproved reserves that are less certain to be recovered than Proved Reserves but which analysis of geological and engineering data suggests are more likely than not to be recoverable.

        Unless the context indicates otherwise, the analyses performed below were calculated using (i) the closing prices of the selected U.S. companies in the acquisition, exploration, development and production of oil and natural gas business ("E&P") as of July 7, 2017, (ii) historical financial and operating data for the selected companies based on publicly available information for each company as of July 7, 2017, and (iii) Enterprise Values for the target companies derived from the selected transactions analysis described below, calculated as of the announcement date of the relevant transaction, based on the estimated purchase prices announced on such date for the selected transactions. Accordingly, this information may not reflect current or future market conditions. The calculations of Proved Reserves (a) for the Williston Assets were as estimated as of June 1, 2017 by management of the Company, and (b) were the latest available for the selected target companies as of the announcement date of the relevant transaction. Calculations of Proved Reserves and other oil and gas reserve criteria were based on management estimates; none of which were based on SEC reserve criteria. Unless the context indicates otherwise, estimates of EBITDA for (i) the selected companies were based on mean consensus Wall Street analyst estimates (such mean consensus estimates, "Wall Street research") available as of June 7, 2017, and (ii) the Williston Assets were based on estimates provided by management of the Company.

Williston Assets Financial Analysis

        Public Company Analysis.    RBCCM reviewed certain financial and operating information and implied trading multiples for selected publicly-traded companies as compared to the corresponding information and implied transaction multiples for the Williston Assets. In choosing the selected companies, RBCCM considered publicly traded U.S. E&P companies with equity values exceeding $1 billion, and for which greater than 75% of their first quarter 2017 production volume was derived from the Williston Basin. The data for the selected publicly-traded companies were forecasts based on Wall Street analyst estimates as of July 7, 2017.

        In this analysis, RBCCM compared (i) multiples of implied Enterprise Value to 2018E and 2019E EBITDA, and (ii) multiples of implied Enterprise Value to 2018E and 2019E average daily Production. The list of selected companies, related multiples and the resultant median multiples for such selected companies and for the Williston Assets at the Purchase Price, are as follows:

	Enterprise Value/EBITDA		Enterprise Value/Production ($/Boe/d)
Selected Companies	2018E	2019E	2018E	2019E
Oasis Petroleum Inc.	4.8x	3.8x	$54,132	$46,000
Whiting Petroleum Corporation	4.1x	3.6x	$34,298	$32,519
Median	4.4x	3.7x	$44,215	$39,260
Williston Assets	7.0x	6.9x	$44,944	$46,579

        From this data, RBCCM selected an enterprise value reference range for the Williston Assets using 2018E EBITDA multiples of 4.00x—5.00x, 2018E Production multiples of $35.0—$55.0 / Mboe/d, 2019E EBITDA multiples of 3.25x—4.25x, and 2019E Production multiples of $32.5—$47.5 / Mboe/d. In addition, in order to compare the implied value of the Williston Assets, which do not include all of the costs associated with the operation of a standalone company (public or otherwise) to the implied trading multiples for the selected companies, RBCCM, based on discussions with Company management, assumed general and administrative overhead expenses for the Williston Assets equal to $3.00/Boe and applied such calculated amounts to the corresponding EBITDA estimates for the Williston Assets. This analysis indicated the following implied Enterprise Value reference range for the Williston Assets, as compared to the Purchase Price:

Implied Enterprise Value Reference Range for the Williston Assets based on:
2018E EBITDA	2018E Production	2019E EBITDA	2019E Production	Purchase Price
$796 million - $995 million	$1,090 million - $1,713 million	$660 million - $864 million	$977 million - $1,428 million	$1,400 million

        Selected Precedent Transactions Analysis.    RBCCM reviewed certain implied transaction multiples for a set of oil and gas transactions over $100 million in value with deal assets entirely within the Williston Basin since January 1, 2015. Current Production for the Williston Assets was based on the average estimated daily Production for July 2017.

        In this analysis, RBCCM compared (i) multiples of implied Enterprise Value to the latest available Production as publicly disclosed; and (ii) multiples of implied Enterprise Value to the latest Proved Reserves estimates as publicly disclosed. The list of selected transactions, related multiples and the resultant mean, median and operated only median multiples for such selected transactions and for the Williston Assets at the Purchase Price are as follows:

			Enterprise Value		Production		Proved Reserves
Announcement Date	Acquirer	Seller	($MM)		$/Boepd		$/Boe
12/12/2016	Bruin E&P Partners, LLC	Enerplus Corporation	$292		$73,000			**
10/18/2016*	Oasis Petroleum Inc	SM Energy Company	$785		54,704		$15.64
08/18/2016*	Kraken Oil & Gas LLC	Continental Resources, Inc.	$222		79,286			**
06/14/2016	Lime Rock Resources	Natural Resource Partners LP	$116		33,277		11.54
11/12/2015	Natural Resource Partners, LP	Kaiser-Francis Oil Company, Inc.	$339			**		**
10/15/2015*	Lime Rock Resources	Occidental Petroleum Corp	$590		36,875			**
09/15/2015	Energy 11, L.P.	Kaiser-Francis Oil Company, Inc.	$162	***	81,457		13.23
Mean					$59,776		$13.47
Median					63,852		13.23
Median—Operated Only					54,704		15.64
Williston Assets					$46,667		$11.79

*
Denotes selected transactions for which the target assets were primarily operated by the seller.

**
Denotes selected transactions for which the applicable metric was not disclosed or not publicly available.

***
Contingency payment excluded from Enterprise Value.

        From this data, RBCCM selected an implied transaction value reference range for the Company using Production multiples of $35.0—$55.0 / Mboe/d, and Proved Reserve multiples of $11.50—$15.50 / Boe. This analysis indicated the following implied Enterprise Value reference range for Williston Assets, as compared to the Purchase Price:

Implied Enterprise Value Reference Range for the Williston Assets based on:
Current Production	Current Proved Reserves	Purchase Price
$1,050 million - $1,650 million	$1,366 million - $1,841 million	$1,400 million

        Net Asset Value.    RBCCM performed a net asset value ("NAV") analysis of the Williston Assets by calculating the estimated net present value of its estimated oil and gas reserves in each of the Proved Developed Producing, Proved Developed Non-Producing, Proved Undeveloped, Proved Undeveloped (T)(1), Probable and Possible reserve categories, less estimated capital costs associated

(1)
Denotes a reserve sub-category of Proved Undeveloped Reserves which do not meet the 5-year development standard for proved reserves.

with extracting such reserves, based on the Reserve Reports provided by management of the Company and using NYMEX strip pricing as of July 7, 2017. The NAV analysis incorporated production, operating expense and capital risking adjustments (as discussed with Company management) to estimates provided by management of the Company. Such Reserve Report estimated oil and gas reserves for the Williston Assets were as follows:

Reserve Categories	Oil (MMBbl)	Gas (Bcf)	NGL (MMBbl)	BOE (MMBoe)
Proved Developed Producing	54.7	39.1	8.9	70.1
Proved Developed Non-Producing	5.3	3.5	0.8	6.7
Proved Undeveloped	33.9	20.6	4.6	42.0

Total Proved	93.9	63.2	14.3	118.8

Proved Undeveloped (T)	10.3	6.2	1.4	12.7
Probable	52.4	29.8	7.3	64.7
Possible	8.6	5.4	1.2	10.7

Total	165.2	104.6	24.2	206.9

        RBCCM performed the NAV analyses using discount rates ranging from 10.0% to 13.0%, based on an estimated weighted average cost of capital using RBCCM's professional judgment regarding the cost of capital of the Williston Assets. The Williston Assets NAV analyses indicated the following implied net asset value reference ranges, as compared to the Purchase Price:

	Discount Rate
				Purchase Price
Assets (in millions)	10.0%	11.5%	13.0%
Proved Developed Producing	$676	$634	$597
Proved Developed Non-Producing	$85	$80	$76
Proved Undeveloped	$291	$261	$234
Total Proved	$907	$974	$1,051
Proved Undeveloped (T)	$69	$59	$51
Probable	$195	$164	$140
Possible	$36	$30	$25

Total	$1,351	$1,227	$1,123	$1,400

Overview of Analyses; Other Considerations

        No single company or transaction used in the above analyses as a comparison was identical to the Williston Assets or the Williston Divestiture, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions analyzed.

        The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Several analytical methodologies were used by RBCCM, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion of RBCCM was based on all the analyses and factors presented herein, taken as a whole, and also on application of RBCCM's own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. RBCCM therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

        The Company selected RBCCM to render its opinion to the board of directors based on RBCCM's qualifications, expertise, reputation and knowledge of the Company's business and affairs and its experience with E&P companies and the industry in which the Company operates. RBCCM is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or its affiliates may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for its or its own account and the accounts of its customers, and, accordingly, RBCCM and its affiliates, may hold a long or short position in such securities. RBCCM and its affiliates have provided investment banking and financial advisory services to the Company in the past, for which it received customary fees. In particular, during the past two years prior to RBCCM's engagement with respect to the Williston Divestiture, RBCCM acted as an initial purchaser in connection with a high yield debt offering by the Company, as well as acted as a lender under the Company's revolving credit facilities, for which RBCCM and its affiliates have received aggregate fees of approximately $6,000,000. RBCCM and its affiliates have provided investment banking and financial advisory services to affiliates of ArcLight, an affiliate of Bruin, for which it received customary fees, including, in the past two years prior to RBCCM's engagement with respect to the Williston Divestiture, acting as (i) lead arranger for two acquisition financings by affiliates of ArcLight, (ii) a lender under the credit facilities for three portfolio companies of ArcLight and (iii) a financial advisor to a portfolio company of ArcLight, such investment banking and financial advisory services (i) through (iii) for which RBCCM and its affiliates have received aggregate fees of approximately $14,000,000. In light of RBCCM's relationships with the Company and affiliates of ArcLight, RBCCM anticipates that it may be selected by the Company and/or ArcLight to provide investment banking and financial advisory and/or financing services that may be required by the Company or affiliates of ArcLight in the future, regardless of whether the Williston Divestiture is successfully completed.

        Under its engagement agreement with the Company, RBCCM became entitled to a fee of $1,250,000 upon delivery of its written opinion relating to the Williston Divestiture, whether or not the opinion was accepted and whether or not the Williston Divestiture was consummated. In addition, for RBCCM's services as financial advisor to the Company in connection with the Williston Divestiture, RBCCM will be entitled to receive a transaction fee currently estimated to be $7,150,000 (in addition to the fee upon delivery of the fairness opinion). In addition, the Company has agreed to indemnify RBCCM for certain liabilities that may arise out of RBCCM's engagement, including, without limitation, liabilities arising under the federal securities laws, and to reimburse certain out-of-pocket expenses incurred by RBCCM in performing its services. The terms of RBCCM's engagement agreement were negotiated at arm's-length between the Company and RBCCM, and the board of directors was aware of this fee arrangement at the time it reviewed and approved the Purchase Agreement.

INFORMATION ABOUT THE PARTIES

The Company

        The Company is an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich assets in the United States. The Company is a Delaware corporation.

HEPI

        HEPI is a Delaware corporation and a wholly owned subsidiary of Halcón Holdings, Inc., a Delaware corporation ("HHI"). HHI is a wholly owned subsidiary of the Company.

HRC Operating

        HRC Operating is a Colorado limited liability company and wholly owned subsidiary of Halcón Energy Holdings, LLC, a Delaware limited liability company ("HEH"). HEH is a wholly owned subsidiary of the Company.

HRC Energy

        HRC Energy is a Colorado limited liability company and wholly owned subsidiary of HEH.

Williston I

        Williston I is a Texas limited liability company and wholly owned subsidiary of HEPI.

Williston II

        Williston II is a Texas limited liability company and wholly owned subsidiary of HEPI.

Purchaser

        Purchaser is a Delaware limited liability company. Purchaser is an affiliate of Bruin E&P Partners, LLC, a portfolio company of ArcLight focused on the development of oil rich unconventional plays, as well as the acquisition of conventional oil and gas producing properties.

BUSINESS AFTER THE WILLISTON DIVESTITURE

        The sale properties include approximately 105,900 net acres as of June 30, 2017 prospective for the Bakken and Three Forks in the Williston Basin in North Dakota. Estimated proved reserves associated with these properties accounted for approximately 104.9 MMBoe, or approximately 71% of the Company's year-end 2016 proved reserves. For the quarter ended March 31, 2017, these properties produced an average of approximately 28,800 Boe per day, or approximately 75% of the Company's average daily production for the quarter.

        Following the Williston Divestiture, we will maintain acreage in the Southern Delaware Basin and other non-core areas, as further described below.

        Unaudited pro forma condensed financial information of the Company as of March 31, 2017 and for the year ended December 31, 2016 and the quarter ended March 31, 2017, which gives effect to (i) fresh-start accounting adjustments resulting from emerging from reorganization under chapter 11, (ii) the divestiture of all of the Company's membership interests in HK TMS, LLC, a prior subsidiary of the Company that held oil and gas properties in the Tuscaloosa Marine Shale in Louisiana and Mississippi, (iii) the Williston Divestiture and (iv) the anticipated repurchase of all of our 12% senior secured second lien notes due 2022 and a portion of the Notes using the net proceeds resulting from the Williston Divestiture, was filed by the Company with the SEC on July 14, 2017 as Exhibit 99.2 to the Current Report on Form 8-K, which pro forma financial information is incorporated herein by reference.

Southern Delaware Basin

        On February 28, 2017, HEPI completed the acquisition of 20,901 net acres and related assets in the Southern Delaware Basin located in Pecos and Reeves Counties, Texas (collectively, the "Pecos County Assets"). Pursuant to the terms of a Purchase and Sale Agreement dated January 18, 2017 between Samson Exploration, LLC and HEPI, the Company completed the acquisition of the Pecos County Assets for a total cash purchase price of $703.9 million, subject to customary post-closing purchase price adjustments. On May 25, 2017, HEPI completed the acquisition of a partner's interest in

Halcón-operated units consisting of the Pecos County Assets. This subsequent acquisition resulted in HEPI acquiring approximately 3,634 additional net acres in Pecos County. As of June 5, 2017, we estimate that net production from the Pecos County Assets was approximately 3,600 Boe/d and included an appropximate 84% average working interest. We are currently operating two rigs in this area.

        In December 2016, the Company entered into an agreement with a private company for the right to purchase up to 15,040 net acres located in Ward and Winkler Counties, Texas (the "Ward County Assets") prospective for the Wolfcamp and Bone Spring formations for an initial purchase price of $11,000 per acre. The Ward County Assets are divided into two tracts: the Southern Tract, comprising 6,720 net acres, and the Northern Tract, comprising 8,320 net acres, with separate options for each tract. The agreement was subsequently amended on June 14, 2017 to increase the purchase price of the Southern and Northern Tract acreage, from $11,000 per acre to $13,000 per acre, for additions to the depths in the acreage to be purchased by the Company. Pursuant to the terms of the agreement, the Company initially paid $5.0 million and drilled a commitment well on the Southern Tract and on June 15, 2017 purchased the Southern Tract acreage for approximately $87.4 million. On June 15, 2017, the Company also paid $5.0 million and plans to drill a commitment well on the Northern Tract by September 1, 2017, to earn the option to acquire the Northern Tract acreage for $13,000 per acre by December 31, 2017. On June 20, 2017, the Company entered into an additional option agreement with the private company for the right to purchase up to 7,680 additional net acres located in Ward and Winkler Counties, Texas, adjacent, on the east, to the Ward County Assets. The Company also paid $5.0 million and plans to drill a commitment well by December 1, 2017, to earn the option to acquire the additional acreage for $10,000 per acre by March 31, 2018.

Other Non-core Areas

        We have other oil and natural gas properties with varying working interests located in the Utica/Point Pleasant formations in Ohio and Pennsylvania and the Austin Chalk Trend in East Texas. Production from these other non-core areas totaled approximately 1,700 Boe/d for the quarter ended March 31, 2017. As of December 31, 2016, estimated proved reserves for these properties were approximately 1.6 MMBoe in aggregate, of which all were classified as proved developed. We may consider divesting certain of these assets over time.

INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN

        No director or officer of the Company since the beginning of January 1, 2017, nor any associate of such person, has any substantial interest by security holding or otherwise in the Williston Divestiture.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of July 11, 2017, by:

  •
  each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        As of July 11, 2017, approximately 150,101,051 shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 1000 Louisiana St., Suite 6700, Houston, Texas 77002.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
Franklin Resources, Inc.(2)	33,343,006	22.2%
Ares Management LLC(3)	21,135,842	14.0%
Tyrus Capital S.A.M.(4)	11,955,163	8.0%
Floyd C. Wilson(5)	1,470,564	1.0%
Stephen W. Herod(6)	356,603	*
Mark J. Mize(7)	350,803	*
Sylvia K. Barnes(8)	43,157	*
William J. Campbell(9)	43,249	*
James W. Christmas(10)	79,325	*
Michael L. Clark(11)	43,249	*
Thomas R. Fuller(12)	53,670	*
Darryl L. Schall(13)	33,384	*
Ronald D. Scott(14)	43,249	*
Eric G. Takaha(15)	43,249	*
Nathan W. Walton(16)	—	*
All directors and executive officers as a group (18 individuals)	3,569,430	2.4%

*
Less than 1%.

(1)
Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. Shares of common stock that are not outstanding, but which a designated stockholder has the right to acquire within 60 days, are included in the number of shares beneficially owned by such stockholder and are deemed to be outstanding for purposes of determining the percentage of outstanding shares beneficially owned by such stockholder, but not for purposes of determining the percentage of outstanding shares beneficially owned by any other designated stockholder. In all instances where ownership of unvested restricted stock is reported below, the individual has the sole power to vote such shares but no investment power.

(2)
Includes 426,858 shares of common stock issuable upon the exercise of warrants. According to, and based solely upon, Schedule 13D/A filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. (collectively, "Franklin") with the SEC on June 15, 2017. The business address for Franklin is One Franklin Parkway, San Mateo, California 94403.

(3)
Includes 340,906 shares of common stock issuable upon the exercise of warrants. According to, and based solely upon, Schedule 13D/A filed by AF IV Energy II AIV B1, L.P., Ares Management LLC, Ares Management Holdings L.P., Ares Holdco LLC, Ares Holdings Inc., Ares Management, L.P., Ares Management GP LLC and Ares Partners Holdco LLC (collectively, "Ares") with the SEC on March 1, 2017 and Form 4 filed by Ares Management LLC with the SEC on May 4, 2017. The business address for Ares is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(4)
Includes 700,163 shares of common stock issuable upon the exercise of warrants. According to, and based solely upon, Schedule 13G/A filed by Tyrus Capital S.A.M. and

  Tony Chendraoui. (collectively, "Tyrus") with the SEC on February 14, 2017. The business address for Tyrus is 4 Avenue Roqueville, Monaco, MC 98000.

(5)
Includes 776,040 shares of unvested restricted stock and 44,839 shares of common stock issuable upon the exercise of warrants. Also includes 7,019 shares held in seventeen trusts for the benefit of Mr. Wilson's children and grandchildren, of which Mr. Wilson is the trustee and disclaims beneficial ownership of such shares. Does not include 6,583 shares held in three trusts for the benefit of Mr. Wilson's children, of which Mr. Wilson's wife is the trustee and he disclaims beneficial ownership of such shares.

(6)
Includes 203,125 shares of unvested restricted stock stock and 6,029 shares of common stock issuable upon the exercise of warrants. Does not include 2,749 shares held in trusts for the benefit of Mr. Herod's minor children, of which Mr. Herod disclaims beneficial ownership of such shares and has no dispositive or voting power with respect to the shares held by such trusts.

(7)
Includes 203,125 shares of unvested restricted stock stock and 4,306 shares of common stock issuable upon the exercise of warrants. 1,964 shares held by Mr. Mize are pledged.

(8)
Includes 23,157 shares of unvested restricted stock. The business address for Ms. Barnes is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, Texas 77002.

(9)
Includes 25,985 shares of unvested restricted stock. The business address for Mr. Campbell is 820 Gessner, Suite 1460, Houston, Texas 77024.

(10)
Includes 25,985 shares of unvested restricted stock stock and 6,029 shares of common stock issuable upon the exercise of warrants. Includes 1,767 shares held in IRAs. Does not include 177 shares of common stock held in three trusts for his children. Mr. Christmas has no dispositive or voting power with respect to the shares held by such trusts. The business address for Mr. Christmas is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, Texas 77002.

(11)
Includes 25,985 shares of unvested restricted stock. The business address for Mr. Clark is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, Texas 77002.

(12)
Includes 25,985 shares of unvested restricted stock stock and 1,722 shares of common stock issuable upon the exercise of warrants. The business address for Mr. Fuller is 19500 SH 249, Suite 640, Houston, Texas 77070.

(13)
Includes 25,985 shares of unvested restricted stock. The business address for Mr. Schall is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, Texas 77002.

(14)
Includes 25,985 shares of unvested restricted stock. The business address for Mr. Scott is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, Texs 77002.

(15)
Includes 25,985 shares of unvested restricted stock. The business address for Mr. Takaha is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, Texas 77002.

(16)
The business address for Mr. Walton is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

 DESCRIPTION OF OUR CAPITAL STOCK

        Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws have been filed with the SEC and are incorporated by reference into this Information Statement. Please read "Where You Can Find More Information" and "Incorporation by Reference." You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

Authorized Capital Stock

        Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of July 24, 2017, we had approximately 150,077,781 shares of common stock and no shares of preferred stock outstanding.

Common Stock

        Voting rights.    Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors.

        Dividends, distributions and stock splits.    Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

        Liquidation.    In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

        Fully paid.    All shares of common stock outstanding are fully paid and nonassessable.

        Other rights.    Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Warrants

        On September 9, 2016, we entered into a warrant agreement with U.S. Bank National Association as warrant agent, pursuant to which we issued warrants to purchase up to 4,736,842 shares of our common stock, exercisable for a four-year period at an exercise price of $14.04 per share. The warrant agreement includes customary anti-dilution provisions that take effect in the event of a stock split, stock dividend, recapitalization, reclassification, reorganization or merger.

Preferred Stock

        Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Our certificate of incorporation, bylaws, and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

        Delaware law.    Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's outstanding voting stock (which we refer to as an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

  •
  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  •
  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

        A business combination generally includes:

  •
  mergers and consolidations with or caused by an interested stockholder;

  •
  sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

  •
  specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

  •
  other transactions resulting in a disproportionate financial benefit to an interested stockholder.

        The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. Because our certificate of incorporation and bylaws do not include any provision to "opt-out" of Section 203 of the DGCL, the statute will apply to business combinations involving us.

        Charter and bylaw provisions.    Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our certificate of incorporation, as amended and restated, which was duly adopted pursuant to the Amended Joint Prepackaged Plan of Reorganization, dated September 2, 2016 and confirmed by the United States Bankruptcy Court for the District of Delaware entered September 8, 2016 and thereby approved pursuant to Section 303 of the DGCL effective as of September 9, 2016 (the "Plan of Reorganization"), and our bylaws, as amended, provide for a classified board of directors divided into three (3) classes. Class A consists of three directors elected for a term expiring at the annual meeting of stockholders to be held in 2020, Class B consists of four directors elected for a term expiring at the annual meeting of stockholders to be held in 2018, and Class C consists of three directors elected for a term expiring at the annual meeting of stockholders to be held in 2019, and each class subsequently serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may remove a director only "for cause" unless the certificate of incorporation provides otherwise. Our certificate of incorporation provides that any director may be removed, with or without cause, by a majority of the shares entitled to vote at an election of directors, other than the director designated by the Requisite Unsecured Noteholders (as defined in the Plan of Reorganization), which may be removed prior to the expiration of such director's initial term only "for cause." The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because approximately no more than one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of our board of directors will need at least two annual meetings of stockholders to effect this change.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Its phone number is (877) 830-4936.

OTHER MATTERS

Proposals by Stockholders

        No stockholder proposals are included in this Information Statement.

Effective Dates

        The actions will take effect on or after            , 2017, which is 20 calendar days following the date we first mail this Information Statement to our stockholders. The consummation of the Williston Divestiture will occur on or following such date, effective as of June 1, 2017.

Expenses

        We will bear all costs related to this Information Statement. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this Information Statement to such beneficial owners.

Dissenters' Rights of Appraisal

        None of the DGCL, our certificate of incorporation and our bylaws provides holders of our common stock or preferred stock with dissenters' or appraisal rights in connection with the actions described in this Information Statement.

Householding

        We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web page site at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the NYSE under the trading symbol "HK."

INCORPORATION BY REFERENCE

        We "incorporate by reference" information into this Information Statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement, except for any information superseded by information contained expressly in this Information Statement, and the information we file later with the SEC will automatically supersede the information contained or incorporated by reference herein. Any information furnished to the SEC under Items 2.02 or 7.01 or the exhibits relating to furnished items are not incorporated into or made part of this Information Statement. You should not assume that the information included or incorporated by reference in this Information Statement is current as of any date other than the date of the respective documents. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 24, 2017, January 25, 2017, January 26, 2017, February 9, 2017, February 10, 2017, February 16, 2017, March 2, 2017, March 3, 2017, March 9, 2017, April 7, 2017, May 4, 2017, June 2, 2017, July 11, 2017, July 12, 2017, July 14, 2017 and July 25, 2017.

        You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana, Suite 6700
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

        You should rely only on the information incorporated by reference or provided in this Information Statement. If information in incorporated documents conflicts with information in this Information

Statement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this Information Statement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

FORWARD-LOOKING STATEMENTS

        The information discussed in this Information Statement, our filings with the SEC and our public releases include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, concerning, among other things, planned capital expenditures, potential increases in oil and natural gas production, the number and location of wells to be drilled in the future, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "objective," "believe," "predict," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements. You should consider carefully the risks described in the section entitled "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2016, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

  •
  volatility in commodity prices for oil and natural gas, including the current sustained decline in the price for oil;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fund our operations, satisfy our obligations and fully develop our undeveloped acreage positions;

  •
  our ability to replace our oil and natural gas reserves and production;

  •
  we have historically had substantial indebtedness and may incur more debt in the future;

  •
  the possibility that acquisitions and divestitures, including the Williston Divestiture, may involve unexpected costs or delays, or may not occur at all, and that acquisitions may not achieve intended benefits and may divert management's time and energy;

  •
  higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

  •
  the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

  •
  our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

  •
  our ability to retain key members of senior management, the board of directors, and key technical employees;

  •
  our ability to successfully integrate acquired oil and natural gas businesses and operations;

  •
  access to and availability of water and other treatment materials to carry out fracture stimulations in our resource plays;

  •
  access to adequate gathering systems, processing facilities, transportation take-away capacity to move our production to market and marketing outlets to sell our production at market prices;

  •
  contractual limitations that affect our management's discretion in managing our business, including covenants that, among other things, limit our ability to incur debt, make investments and pay cash dividends;

  •
  the potential for production decline rates for our wells to be greater than we expect;

  •
  competition, including competition for acreage in our resource play holdings;

  •
  environmental risks;

  •
  drilling and operating risks;

  •
  exploration and development risks;

  •
  the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulations);

  •
  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access capital;

  •
  social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage;

  •
  other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;

  •
  the insurance coverage maintained by us may not adequately cover all losses that we may sustain;

  •
  title to the properties in which we have an interest may be impaired by title defects;

  •
  senior management's ability to execute our plans to meet our goals;

  •
  the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars; and

  •
  our dependency on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

        All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

 Annex A

Written Opinion of RBCCM

July 10, 2017

The Board of Directors
Halcón Resources Corporation
1000 Louisiana, Suite 6700
Houston, Texas 770002

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to Halcón Resources Corporation, a Delaware corporation (the "Company"), of the Consideration (as defined below) provided for under the terms of the proposed Agreement of Sale and Purchase (the "Agreement") by and among Halcón Energy Properties, Inc., a Delaware Corporation ("Seller I"), Halcón Operating Co., Inc., a Texas Corporation ("Seller II"), HRC Operating, LLC, a Colorado limited liability company ("Seller III"), and HRC Energy, LLC, a Colorado limited liability company ("Seller IV", and together with Seller I, Seller II, Seller III, the "Sellers", and each individually, a "Seller"), Halcón Williston I, LLC, a Texas limited liability company ("Williston I"), Halcón Williston II, LLC, a Texas limited liability company ("Williston II", and collectively with Williston I, the "Williston Companies"), and Bruin Williston Holdings, LLC, a Delaware limited liability company (the "Purchaser"), and the Company. We understand that each Seller is a direct or indirect wholly owned subsidiary of the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

        The Agreement provides, among other things, the sale by the Sellers to the Purchaser of certain assets, including 100% of the issued and outstanding membership interests in each of the Williston Companies, as more fully described in the Agreement, which assets, together with the assets owned by the Williston Companies, comprise substantially all of the operating assets of the Company in the Williston Basin (such assets collectively, the "Assets") for consideration of $1,400,000,000 in cash (the "Consideration"), subject to certain adjustments as described in the Agreement (the "Transaction"). The terms and conditions of the Transaction are set forth more fully in the Agreement.

        RBC Capital Markets, LLC ("RBCCM"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        We are acting as financial advisor to the Board of Directors of the Company (the "Company Board") in connection with the Transaction, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Transaction. In addition, for our services as financial advisor to the Company in connection with the Transaction, if the Transaction is successfully completed we will receive an additional substantially larger fee. In addition, the Company has agreed to indemnify us for certain liabilities.

        In the ordinary course of business, RBCCM and/or its affiliates may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for our own account and the accounts of our customers, and, accordingly, RBCCM and its affiliates, may hold a long or short position in such securities.

        RBCCM and its affiliates have provided investment banking and financial advisory services to the Company in the past, for which it received customary fees, including, in the past two years, acting as an initial purchaser in connection with a high yield debt offering by the Company, as well as acting as a lender under the Company's revolving credit facility. RBCCM and its affiliates have provided investment banking and financial advisory services to affiliates of ArcLight Capital Partners, LLC

The Board of Directors
Halcón Resources Corporation
July 10, 2017

("ArcLight"), an affiliate of the Purchaser, in the past, for which it received customary fees, including, in the past two years, acting as (i) a lead arranger for two acquisition financings by affiliates of ArcLight, (ii) a lender under the credit facilities for three portfolio companies of ArcLight, and (iii) a financial advisor to a portfolio company of ArcLight in connection with an asset divestiture. In light of RBCCM's relationships with the Company and affiliates of ArcLight, RBCCM anticipates that it may be selected by the Company and/or ArcLight to provide investment banking and financial advisory and/or financing services that may be required by the Company or affiliates of ArcLight in the future, regardless of whether the Transaction is successfully completed.

        For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated July 9, 2017 (the "Latest Draft Agreement"); (ii) we reviewed and analyzed certain relevant historical operating data relating to the Assets made available to us from the internal records of the Company; (iii) we reviewed and analyzed internal projections of the Assets prepared by management of the Company; (iv) we reviewed selected financial metrics of publicly traded companies deemed comparable to the Assets, as well as the financial metrics implied by the Consideration; (v) we reviewed the financial metrics of selected precedent transactions, as well as the financial metrics implied by the Consideration; (vi) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Assets; (vii) we reviewed certain oil and gas reserve information regarding proved and unproved oil and gas reserves, prepared by the management of the Company with respect to the Assets (the "Reserve Reports"), and other information and data relating to the Assets prepared by the management of the Company and certain crude oil and natural gas commodity pricing discussed with the management of the Company; and (viii) we reviewed such other financial and other information as we deemed appropriate.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed, at the direction of the Company, that the Reserve Reports and other information and data relating to the Assets utilized in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the oil and gas reserves and future financial condition and prospects of the Assets and the other matters covered thereby and that the crude oil and natural gas commodity pricing and discounting of reserve categories discussed with the management of the Company are an appropriate basis upon which to evaluate the Assets. We express no opinion as to such Reserve Reports and other information and data or the assumptions upon which they were based. We have relied upon the assessments of the management of the Company as to future oil and natural gas drilling and production, market and cyclical trends and prospects relating to the oil and natural gas industry, regulatory matters with respect thereto and the potential impact thereof on the Assets and we have assumed, at the direction of the Company, that there will be no developments with respect to any of the foregoing that would be meaningful to our analyses or opinion. We have assumed with the Company's consent that all projections and forecasts provided to us by the Company, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company of the future financial performance of the Assets. We express no opinion as to such projections and forecasts or the assumptions upon which they were based. We have also

2

The Board of Directors
Halcón Resources Corporation
July 10, 2017

assumed, at the direction of the Company, that any adjustments to the Consideration will not be meaningful in any respect to our analyses or opinion.

        In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent appraisal of any of the assets or liabilities of the Company (including those of the Sellers), and we have not been furnished with any such valuations or appraisals other than the Reserve Reports. We are not experts in the evaluation of oil and gas reserves, drilling or production levels and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing), of any oil or gas reserves comprising any portion of the Assets or otherwise. We also express no view as to future crude oil, natural gas and related commodity prices utilized in our analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities comprising any portion of the Assets. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company or any of the Assets.

        We have assumed, in all respects material to our analysis, that all regulatory and other third-party consents will be obtained, all representations and warranties will be true and correct in accordance with the Agreement, and all other conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

        Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

        The opinion expressed herein is provided for the information and assistance of the Company Board, in its capacity as such, in connection with the Transaction. We express no opinion and make no recommendation to the Company Board or any stockholder of the Company as to how to vote or act with respect to the Transaction. All advice and opinions (written and oral) rendered by RBCCM are intended for the use and benefit of the Company Board, in its capacity as such. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBCCM. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the Securities and Exchange Commission with respect to the Transaction; provided however, that such opinion must be reproduced in full and that any description of or reference to RBCCM be in a form reasonably acceptable to RBCCM and its counsel. RBCCM shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

        Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Company might engage.

        Our opinion addresses solely the fairness of the Consideration, from a financial point of view, to the Company. Our opinion does not in any way address other terms or arrangements of the Transaction or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our

3

The Board of Directors
Halcón Resources Corporation
July 10, 2017

opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or class of such persons, relative to the compensation to be paid to the Company.

        Our opinion has been approved by RBCCM's Fairness Opinion Committee.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the Sellers, in the aggregate, is fair, from a financial point of view, to the Company.

Very truly yours,
RBC CAPITAL MARKETS, LLC

4

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HALCÓN RESOURCES CORPORATION INFORMATION STATEMENT , 2017 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY SUMMARY
ABOUT THIS INFORMATION STATEMENT
THE TRANSACTION
REGULATORY APPROVALS
BACKGROUND OF THE TRANSACTION
REPORTS, OPINIONS AND APPRAISALS
INFORMATION ABOUT THE PARTIES
BUSINESS AFTER THE WILLISTON DIVESTITURE
INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF OUR CAPITAL STOCK
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
Annex A